As filed with the Securities and Exchange Commission on April 29, 1994

                                                  Registration No. 33-52503

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549


                                Amendment No. 1
                                      to

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                      Freeport-McMoRan Copper & Gold Inc.
            (Exact name of registrant as specified in its charter)

                 Delaware                               74-2480931
      (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)                Identification No.)

                        First Interstate Bank Building
                       One East First Street, Suite 1600
                              Reno, Nevada 85901
                                (702) 688-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              John G. Amato, Esq.
                      Freeport-McMoRan Copper & Gold Inc.
                              1615 Poydras Street
                         New Orleans, Louisiana 70112
                                (504) 582-4000
   (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  Copies to:
                            E. Deane Leonard, Esq.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                                (212) 450-4000


     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. (X)

                        CALCULATION OF REGISTRATION FEE
=============================================================================================================

      Title of each class                  Amount       Proposed maximum     Proposed maximum     Amount of
       of securities to                    to be         offering price         aggregate        registration
       to be registered                  registered      per security(1)     offering price(1)       fee
- -------------------------------------------------------------------------------------------------------------

Debt Securities; Preferred Stock;
  and Warrants(2)(3). . . . . . . . . . $350,000,000         100%             $350,000,000         $120,691
- -------------------------------------------------------------------------------------------------------------
Debt Securities; Preferred Stock; and
  Special Stock (including Class A
  Common Stock)(4). . . . . . . . . . .      --               --                 (6)                 --
- -------------------------------------------------------------------------------------------------------------
Depositary Shares(5). . . . . . . . . .      --               --                 (6)                 --
=============================================================================================================

- -------------
(1) Estimated solely for the purpose of calculating the registration fee.

(2) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering of all Securities equal to $350,000,000.

(3) The Warrants being registered hereby may be exercised to purchase Debt Securities, Preferred Stock or Special Stock (including Class A Common Stock). In no event will the aggregate initial price of such Warrants issued under this Registration Statement, as may be offered from time to time, exceed $350,000,000.

(4) Such indeterminable principal amount of Debt Securities and number of shares of Preferred Stock or Special Stock (including Class A Common Stock) as may be issuable from time to time upon conversion or exchange of Debt Securities, Preferred Stock or exercise of Warrants being registered hereunder.

(5) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock or Special Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interests and the shares of Preferred Stock or Special Stock will be issued to the Depositary under the Deposit Agreement.

(6) No separate consideration will be received for (a) the Debt Securities, Preferred Stock or Special Stock which may be issuable upon conversion of or in exchange for other Debt Securities, Preferred Stock or Special Stock or upon the exercise of Warrants or (b) the Depositary Shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus which is a part of this registration statement is a combined Prospectus relating also to registration statements no. 33-63376 and, to the extent applicable, no. 33-45787.


PROSPECTUS

                                 $400,000,000
                      Freeport-McMoRan Copper & Gold Inc.
                                Debt Securities
                                Preferred Stock
                                 and Warrants


     Freeport-McMoRan Copper & Gold Inc. (the "Company" or "FCX") may offer and issue from time to time in one or more series (i) debt securities ("Debt Securities"), (ii) shares of the Company's Preferred Stock, par value $0.10 ("Preferred Stock") or (iii) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or the Company's Special Stock, which includes Class A Common Stock ("Special Stock"). The Debt Securities, Preferred Stock and Warrants are herein collectively referred to as the "Securities". The Company will offer Securities to the public on terms determined by market conditions. Securities may be issuable in registered form (in the case of Debt Securities, without coupons) or in bearer form (in the case of Debt Securities, with or without coupons). Any Securities may be offered with other Securities or separately. Securities may be sold for U.S. dollars, foreign currency or currency units; amounts payable with respect to any Securities may likewise be payable in U.S. dollars, foreign currency or currency units--in each case, as the Company specifically designates. The amounts payable by the Company in respect of Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in an accompanying Prospectus Supplement.

     Any accompanying Prospectus Supplement relating to Debt Securities will set forth the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof) and time of payment of interest (if any), and the terms (if any) for the redemption, conversion or exchange thereof, listing (if any) on a securities exchange and any other specific terms of the Debt Securities. Any accompanying Prospectus Supplement relating to Preferred Stock will set forth the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms of conversion or exchange (if any), terms for mandatory or optional redemption (if any) and any other specific terms of the Preferred Stock) and listing (if any) on a securities exchange and whether the Company has elected to offer the Preferred Stock in the form of depositary shares. Any accompanying Prospectus Supplement relating to Warrants will set forth the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms of the securities that can be purchased with such Warrants.

     Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. The Company may also sell Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
              THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           , 1994


     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                             AVAILABLE INFORMATION

                               ----------------

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 13th Floor, 7 World Trade Center, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of the Company's securities are listed on the New York Stock Exchange (the "NYSE") and on The Australian Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.
                               ----------------

     IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH OFFERED SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                    INCORPORATION OF DOCUMENTS BY REFERENCE


     The Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 have been filed with the Commission and are incorporated herein by reference.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits unless specifically incorporated by reference into the documents that this Prospectus incorporates) may be obtained upon request without charge from the Company, 1615 Poydras Street, New Orleans, Louisiana 70112 (telephone (504) 582-4000), attention: Michael C. Kilanowski, Jr., Secretary.


                                  THE COMPANY


     Freeport-McMoRan Copper & Gold Inc., a Delaware corporation formed in 1987 (the "Company" or "FCX"), is an approximately 70% owned subsidiary of Freeport-McMoRan Inc. ("FTX"). FCX owns approximately 81.28% of the outstanding common stock of its operating subsidiary, P.T. Freeport Indonesia Company ("PT-FI"), a limited liability company organized under the laws of the Republic of Indonesia and domesticated in Delaware. Of the remaining 18.72%, approximately 9.36% is owned by the government of the Republic of Indonesia (the "Government"), and approximately 9.36% is owned by an Indonesian corporation in which FCX owns a 49% interest. PT-FI engages in the exploration for and development, mining, and processing of copper, gold and silver in Indonesia and in the marketing of concentrates containing such metals worldwide. The Company's principal executive office is located at First Interstate Bank Building, One East First Street, Suite 1600, Reno, Nevada 89501 and its telephone number is (702) 688-3000.


Contract of Work

     From 1967 until the end of 1991, PT-FI's predecessor, Freeport Indonesia Incorporated, a Delaware corporation ("FII"), operated as the sole contractor for the production and marketing of certain minerals from a 24,700 acre area (the "1967 Mining Area") under a contract of work with the Government (the "1967 COW").

     On December 30, 1991, FII was merged into PT-FI and PT-FI and the Government signed a new contract of work (the "New COW"), which superseded the 1967 COW. The New COW covers both the 1967 Mining Area and an additional 6.5 million adjacent acre exploration area (the "New COW Area"). The New COW has a 30-year term, with provisions for two 10-year extensions under certain conditions.


     The New COW contains a provision under which PT-FI must progressively relinquish its rights to the nonprospective parts of the New COW Area in amounts equal to 25% of the 6.5 million acres at the end of each of three specified periods, the first of which is set to expire December 30, 1994, and the last of which is set to expire five to seven years after the signing of the New COW, in each case unless further extended by the Ministry of Mines. In light of these relinquishment provisions, PT-FI has implemented an active exploration program with a focus on both what it believes to be the most promising exploration opportunities in the New COW Area as well as identification of areas which appear to hold the least promise. The New COW also contains provisions for PT-FI to conduct or cause to be conducted a feasibility study relating to the construction of a copper smelting facility in Indonesia and for the eventual construction of such a facility by PT-FI, if such facility is deemed to be economically viable by PT-FI and the Government and if such facility is not constructed by others prior to construction by PT-FI. FCX, through PT-FI and Rio Tinto Minera, S.A., a wholly owned subsidiary of FCX, has assumed the lead role in developing a proposed 150,000 to 200,000 metric tons of metal per year copper smelter in Gresik, Indonesia. Assuming that PT-FI supplies one-half of the requirements of both FCX's expanding smelter in Huelva, Spain and the proposed Indonesian smelter, these combined concentrate supplies would represent approximately 50 percent of PT-FI's copper concentrate production at its expanded mine and mill capacity rate of 115,000 metric tons per day (``MTPD'').


                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including the repayment of existing indebtedness, capital expenditures and additions to working capital of the Company or its subsidiaries. The Company anticipates that it and its subsidiaries will raise additional funds from time to time through equity or debt financings, including borrowings under its revolving credit agreements, to finance their businesses.

                            SPECIAL CONSIDERATIONS

     An investment in any of the Securities involves certain risks. Accordingly, prospective investors should consider carefully the following special considerations, in addition to the other information concerning the Company and its business contained in this Prospectus and any accompanying Prospectus Supplement, before purchasing any of the Securities registered hereby.

Prices of Minerals


     Because PT-FI's revenues are derived almost entirely from the sale of concentrates containing copper, gold and silver, the Company's earnings are directly related to market prices for copper, gold and, to a lesser extent, silver. Prices for such minerals have historically fluctuated widely and are affected by numerous factors beyond the Company's control. A price protection program has been implemented for substantially all of PT-FI's estimated copper sales for 1994 and 1995.


Location and Industry Risks

     The current mining area and most of the new 6.5 million acre exploration area are located in steeply mountainous country, which makes access to certain parts of these areas difficult. These areas are subject to considerable rainfall, which has in the past led to periodic floods and mud slides. The mining area is located in an area of known seismic activity, and some earth tremors have been experienced from time to time. None of these factors has caused personal injury to Company employees or significant property damage not covered by insurance or any significant interruptions to production, although no assurance can be given that delays, injury or damage will not occur in the future. The climate and remoteness of the area have required PT-FI to overcome special engineering difficulties. PT-FI is also subject to the usual risks encountered in the mining industry, including unexpected geological conditions resulting in cave-ins, flooding and rock-bursts and unexpected changes in rock stability conditions. FTX purchases, for the benefit of PT-FI, insurance involving such amounts and types of coverage as it believes are appropriate for PT-FI's exploration, development, mining and processing activities in Indonesia.

Political Factors

     Maintaining a good relationship with the Government is of particular importance to PT-FI because its operations are located solely in Indonesia. PT-FI operates in Indonesia by virtue of the New COW, which has a 30-year term and provides for two 10-year extensions under certain conditions. The 1967 Foreign Capital Investment Law, which expresses Indonesia's foreign investment policy, provides basic guarantees of remittance rights and protection against nationalization, a framework for incentives and some basic rules as to the other rights and obligations of foreign investors. PT-FI's rights and obligations relating to taxes, royalties, exchange controls, repatriation and other matters are governed by the New COW, which was concluded pursuant to the 1967 Foreign Capital Investment Law.

     Indonesia has a presidential republic system of government. Elections for the Indonesian Parliament and the office of President are held every five years. President Suharto, who assumed power following an attempted communist coup, was reelected in March 1993 to serve a sixth consecutive five-year term.

Reserves

     With respect to PT-FI's reserves, it should be noted that such quantities are estimates only. The mines from which PT-FI's reserves are presently being or are expected to be produced may not conform to geological or other expectations, with the result that the volume and grade of reserves recovered and the rates of production may be more or less than anticipated. Further, market price fluctuations in copper, gold and, to a lesser extent, silver, and changes in operating and capital costs may render certain ore reserves uneconomic to develop. No assurance can be given that PT-FI's exploration programs will result in the replacement of current reserves with new reserves.

Relationship of the Company and Freeport-McMoRan Inc.

     FTX currently owns approximately 70% of the combined total outstanding shares of FCX's Class A Common Stock and Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"). Through this ownership, FTX has control over FCX, and through FCX, over PT-FI. FTX thus controls the composition of the Board of Directors of FCX and the Board of Commissioners of PT-FI, the dividend policies of both and also has sufficient voting control under Delaware law to effect major corporate actions at FCX such as "going private" transactions and mergers without the concurrence of other stockholders, subject to certain limitations. Among the various companies owned or controlled by FTX, it is intended that FCX and its subsidiaries will have priority with respect to the exploration, development and mining of copper and associated minerals in Indonesia. However, if any conflict of interest arises between FCX or one of its subsidiaries and FTX or another company owned or controlled by FTX relating to business opportunities in Indonesia FTX will resolve such dispute. In addition, FCX and PT-FI are parties, with FTX, to a Management Services Agreement, pursuant to which FTX provides a variety of services to FCX and PT-FI. Under the terms of this Agreement, FCX and PT-FI reimburse FTX on a monthly basis at FTX's cost for such services, including allocated overhead. In addition, FTX is a party to a credit agreement, pursuant to which, under certain circumstances, FTX might be required to pledge the stock of FCX owned by FTX and its affiliates to secure its outstanding borrowings under such credit agreement.

Environmental Matters


     Although the management of FCX believes that it and its subsidiaries are in compliance with all relevant environmental laws, rules and regulations, and that there will be no significant adverse impact on the environment as a result of the planned expansion of its operations, environmental laws and regulations may be revised periodically. The impact, if any, of such possible revisions on FCX's current or future operations cannot be accurately predicted. In February 1994, the Government approved an environmental impact study submitted by PT-FI with respect to the proposed expansion of copper production to 115,000 MTPD.


Holding Company Structure

     The Company is a holding company which conducts its business through subsidiaries. As a result, the Company's cash flow and consequent ability to make dividend payments and meet its debt obligations are primarily dependent upon the earnings of its subsidiaries and on dividends and other payments therefrom. Because the Company is a holding company, the Securities would be effectively subordinated to all existing and future liabilities and Preferred Stock, if any, of its subsidiaries. Any right of the Company to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency of such subsidiaries (and the consequent right of the holders of the Securities to participate in the distribution of those assets) would, with certain exceptions, be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges, preferred stock dividends and minimum required distributions on stock of the Company's Class A Common Stock for the periods indicated.

                                                                            Three Months
                                         Years Ended December 31,          Ended March 31,
                                   -----------------------------------     ---------------
                                   1989    1990    1991    1992   1993     1993     1994
                                   ----    ----    ----    ----   ----     ----     ----
Ratio of earnings to fixed
  charges and minimum
  distributions(1)
  (unaudited)....................  9.5x    5.6x    3.3x    3.8x    1.4x    (2)      2.1X

- ----------
(1)For purposes of calculating the ratio of earnings to fixed charges, preferred stock dividends and minimum required distributions on stock of the Company's Class A Common Stock, earnings consist of income from continuing operations before income taxes, minority interest and fixed charges. Fixed charges consist of interest and that portion of rent which is deemed representative of interest. Minimum distributions on the Company's Class A Common Stock consist of the minimum required distributions on the Company's Class A Common Stock (minimum distribution requirements in respect of Class A Common Stock ended May 1, 1993).

(2)Earnings were inadequate to cover fixed charges, preferred stock dividends and minimum distributions by $2.6 million.

             RELATIONSHIP OF THE COMPANY GROUP WITH THE FTX GROUP

Ownership of Stock


    As of April 28, 1994, FTX, through its ownership of all of the Company's Class B Common Stock and 2,145,200 shares of Class A Common Stock, owned approximately 70% of the total outstanding shares of the Company's Class A Common Stock and Class B Common Stock. Through this direct ownership, FTX has the ultimate ability to control the Company and its subsidiaries. In addition to such other obligations as it may assume, FTX, as a controlling stockholder of the Company, has a fiduciary obligation under Delaware law to act in good faith and to exercise its rights of control in a manner that is fair and reasonable to the other stockholders. As used in this Prospectus, the "Company Group" means the Company and its subsidiaries and the "FTX Group" means FTX and its subsidiaries other than those within the Company Group.


     Although PT-FI has in the past relied on FTX to provide many management, administrative and technical services and will continue, under the Management Services Agreement discussed below, to make use of these services, it has always functioned as a separate operating unit of the FTX Group and will continue to do so.

     Under the terms of a credit agreement, dated as of June 1, 1993, as amended (the "PT-FI Credit Agreement"), between PT-FI and a syndicate of banks, FTX must own directly or indirectly 50.1% of the Company's common stock and the Company must own directly or indirectly 50.1% of the PT-FI common stock. FTX also must maintain directly or indirectly at least 40% ownership interest in PT-FI and such voting power as provides effective control of the policy and direction of PT-FI and the Company. Similarly, for the Company to retain the benefits of insurance provided by the Overseas Private Investment Corporation, it is necessary for at least a majority of the Company's capital stock and of each class thereof to be held beneficially by U.S. persons.

Conflicts of Interests

     FTX is involved in the exploration for and extraction of natural resources. To avoid conflicts between the interests of the various FTX entities with respect to any future opportunities which may arise, it is anticipated that the Company Group will have a priority with respect to the exploration, development and mining of copper and associated minerals in Indonesia. It is further anticipated that the Company will determine which entity within the Company Group will exercise any such priority. If the Company Group determines for any reason not to pursue any opportunity within its area of priority, then FTX will be free to offer it to another FTX entity as it sees fit. It may be determined that it would be impractical for the Company Group to act with respect to a particular exploration or development opportunity outside the 1967 Mining Area. For example, due to the size of the New COW Area, development of certain mineral prospects may be beyond the financial or other resources of the Company and might be undertaken with a member of the FTX Group alone or in conjunction with one or more third parties. In addition, acquisition of certain mineral prospects or mining companies may be beyond the financial or other resources of the Company and might be undertaken by a member of the FTX Group. Such development or acquisitions could lead to competition between the Company Group and members of the FTX Group.

Management Services Agreement

     Pursuant to the terms of a Management Services Agreement (the "Management Agreement") among the Company, PT-FI (as successor to Freeport Indonesia, Incorporated) and FTX, dated as of May 1, 1988, FTX furnishes general executive, administrative, financial, accounting, legal, environmental, tax, research and development, marketing and certain other services to the Company and PT-FI. The nature and extent of the services provided under the Management Agreement are similar to those historically provided by FTX. The services of each of the executive officers of the Company and certain officers and employees of PT-FI are provided to the Company and PT-FI under the Management Agreement.


     The Management Agreement is subject to termination by any party on any December 31 provided that not less than six months' written notice is given. The Company and PT-FI have agreed to reimburse FTX at FTX's cost, including allocated overhead, for such services. The Management Agreement also provides for the use of the services of certain of the Company's and PT-FI's employees by FTX and its subsidiaries on a similar cost reimbursement basis. The cost of such services is reimbursed monthly. The total amount charged by FTX to the Company and PT-FI, excluding any amounts paid with respect to employees seconded to PT-FI from FTX, was $33.4 million, $44.9 million and $59.7 million, including $10.7 million of restructuring costs, for the years ended December 31, 1991, 1992 and 1993, respectively.


     In February 1993, FTX outsourced its corporate engineering, research and development, environmental and safety functions and, to that end, contracted with a new company initially owned and staffed by former employees of FTX. The new company will furnish services similar to services provided by FTX in the past, and is anticipated to save FTX significant costs.


Debt Instruments

     The FTX Group maintains a revolving credit agreement with a syndicate of banks, dated as of June 1, 1993, as amended and restated (the "FTX Credit Agreement"), to provide funds for FTX's general corporate purposes. The FTX Credit Agreement provides that, under certain circumstances relating to excess borrowings thereunder or events of default thereunder, FTX and such affiliates must pledge stock owned by them, including the Class B and any Class A Common Stock of FCX owned directly by FTX, to secure outstanding borrowings under such Agreement. As of the date of this Prospectus, no FCX stock was pledged under the FTX Credit Agreement. To the extent FTX and its other subsidiaries incur additional debt, the amount available to PT-FI under the PT-FI Credit Agreement may be reduced.

                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of senior debt, under a Senior Indenture (the "Senior Debt Indenture"), as it may be amended or supplemented from time to time, between the Company and The Chase Manhattan Bank, N.A., as Trustee, and, in the case of subordinated debt, under a Subordinated Indenture (the "Subordinated Debt Indenture"), as it may be amended or supplemented from time to time, between the Company and Chemical Bank, as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Chase Manhattan Bank, N.A. and Chemical Bank are hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to subordination. See "Subordinated Debt."

General

     Except as provided in the Prospectus Supplement, neither of the Indentures limits the amount of Debt Securities or other indebtedness that the Company or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of the Company.

     Most of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the assets of any subsidiary upon the liquidation or recapitalization of such subsidiary will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

     The Indentures provide that Debt Securities may be issued from time to time in one or more series.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities of any series (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount and purchase price; (ii) whether such Debt Securities are convertible or exchangeable and, if so, the securities or rights into which such Debt Securities are convertible or exchangeable, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate, the conversion or exchange period and any other related provisions; (iii) the currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or interest, if any, will or may be payable; (iv) the date or dates of maturity; (v) any redemption, repayment or sinking fund provisions; (vi) any interest rate or rates and the dates on which any such interest will be payable (or the method by which such rates or dates will be determined); (vii) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on such Debt Securities may be calculated, and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (viii) the place or places where the principal of and premium, if any, and interest, if any, on such Debt Securities will be payable; (ix) whether such Debt Securities will be issuable in registered form, without coupons, or bearer form, with or without coupons ("Bearer Debt Securities"), or both and, if Bearer Debt Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Debt Securities; (x) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities and if so, the identity of the depositary, if any, for such global Debt Securities; (xi) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on any such Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts;
(xii) the terms and conditions upon which and the manner in which such Debt Securities may be defeased or discharged if different from the defeasance provisions described below; and (xiii) any other specific terms of such Debt Securities, including any additional events of default, remedies or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations. (Senior and Subordinated Debt Indentures, Section 2.3).

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable Indenture. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Debt Securities and the coupons, if any, appertaining thereto will be transferable by delivery. (Senior and Subordinated Debt Indentures, Section 2.8).

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

     Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies or indices. Holders of such Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, commodity or index. Information as to the methods for determining the amount of principal, premium (if any) or interest payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

     Unless otherwise set forth in the Prospectus Supplement, the Debt Securities do not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company).

Global Securities

     Registered Global Securities. The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with (and registered in the name of) a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series or with a nominee of a Depositary. In such case, one or more Registered Global Securities will be issued in an aggregate principal amount equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participant's accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by or through such participant. The accounts to be credited initially shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or on the records of participants (with respect to interests of persons holding through participants). The laws of some states and countries other than the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security generally either (i) authorizes the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or (ii) otherwise acts upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the applicable Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interest in such Registered Global Security held through such participants will be the responsibility of such participant and will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street name".

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     Bearer Global Securities. The Debt Securities of a series may also be issued in the form of one or more bearer global Debt Securities (a "Bearer Global Security") that will be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euro-clear System and Centrale de Livraison de Valeurs Mobilieres S.A., or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the relevant Prospectus Supplement.

Senior Debt

     The Debt Securities (and in the case of Bearer Debt Securities, any coupons appertaining thereto) issued under the Senior Debt Indenture will rank pari passu with all other unsecured and unsubordinated debt of the Company and senior to the Subordinated Debt Securities (as hereinafter defined).

Subordinated Debt


     The Debt Securities (and in the case of Bearer Debt Securities, any coupons appertaining thereto) (the "Subordinated Debt Securities") issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" (as such terms are defined in the Subordinated Debt Indenture). The Subordinated Debt Indenture defines "Senior Indebtedness" as all Debt of the Company (other than the Subordinated Debt Securities and the Company's 7% Convertible Subordinated Debentures due 2007 issuable upon exchange of Special Preference Stock), including principal and interest (including, without limitation, any interest that would accrue but for the filing of a petition initiating any bankruptcy, insolvency, reorganization or similar proceeding) on such Debt, created, incurred or assumed on or after the date of the first issuance of any Subordinated Debt Securities, unless such Debt, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to, or pari passu with, the Subordinated Debt Securities; provided that the term Senior Indebtedness shall not include (a) any Debt of the Company which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was without recourse to the Company, (b) any Debt of the Company to an affiliate of the Issuer and any refinancing thereof, (c)
Debt to any employee of the Company and (d) Trade Payables. The Subordinated Debt Indenture defines "Debt" as without duplication (i) all obligations of any person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such person as lessee under capital leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person, (vii) all Debt of others guaranteed by such person and (viii) to the extent not otherwise included, obligations under currency agreements and interest rate agreements and defines "Trade Payables" as accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by the Company or any subsidiary of the Company in the ordinary course of business in connection with the obtaining of materials or services. (Subordinated Debt Indenture, Section 1.1).


     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, dissolution, winding-up, total or partial liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, whether voluntary or involuntary, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest or other monetary amounts due and payable) in respect of any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof and in the case of (i) and
(ii) above, such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on any Subordinated Debt Securities shall have been declared due and payable upon an Event of Default pursuant to the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of all amounts due or to become due thereon, or provision shall be made, in accordance with the relevant Senior Indebtedness, for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities or any coupons appertaining thereto are entitled to receive any payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordinated Debt Securities or any coupons appertaining thereto or any cash payments to repurchase such Subordinated Debt Securities or any coupons appertaining thereto at the option of the holders thereof or otherwise. (Subordinated Debt Indenture, Section 14.2). By reason of such subordination, in the event of insolvency, creditors of the Company (including holders of Subordinated Debt Securities) who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

     If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

Convertibility and Exchangeability

     The terms, if any, on which Debt Securities of any series may be exchanged for or converted (mandatorily or otherwise) into other Debt Securities or shares of Preferred Stock or Special Stock (including Class A Common Stock) or other securities or rights of the Company (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) will be set forth in the Prospectus Supplement relating thereto.

Certain Covenants of the Company

     Each Indenture provides that the Company will not merge or consolidate with, or sell, lease or convey all or substantially all its assets to, any entity, unless the Company shall be the surviving entity, or the surviving or successor entity shall be a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under such Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company or such other entity shall not be in default in the performance of the covenants and conditions of such Indenture to be performed or observed by the Company. (Senior and Subordinated Debt Indentures, Section 9.1). Thereafter, except in the case of a lease, all such obligations of the Company with respect to the Debt Securities shall terminate. (Senior and Subordinated Debt Indentures, Section 9.3)

Events of Default

     An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of any principal of or premium, if any, on the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; provided that, if such default is a result of the voluntary redemption by the holders of such Debt Securities, the amount thereof shall be in excess of $10,000,000 or the equivalent thereof in any other currency or composite currency; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or the Indenture other than a covenant or agreement included in the Indenture which is not applicable to the Debt Securities of such series; (d) certain events of bankruptcy, insolvency or reorganization; (e) failure to pay at maturity, or other default which results in the acceleration of any Debt in an amount in excess of $50,000,000 or the equivalent thereof in any other currency or composite currency without such Debt having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof ("Debt" being defined to mean obligations (other than non-recourse obligations or the Debt Securities of such series) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments); or (f) default for 45 days in the conversion of any Debt Securities of such series; provided, however, that, if any such failure or acceleration referred to in clause (e) or default referred to in the proviso to clause (b) above shall cease to exist or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Senior and Subordinated Debt Indentures, Section 5.1).

     Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance of any other covenant or agreement applicable to the Debt Securities of such series but not applicable to Debt Securities of any other series issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare the principal (or such portion thereof as may be specified in the terms thereof) of all Debt Securities of such series and interest accrued thereof to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any covenants or agreements applicable to outstanding Debt Securities of more than one series issued under such Indenture or an Event of Default described in clause (e) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of all such affected series (treated as one class) may declare the principal (or such portion thereof as may be specified in the terms thereof) of all such Debt Securities and interest accrued thereon to be due and payable immediately. If an Event of Default due to certain events of bankruptcy, insolvency or reorganization shall occur, the principal (or such portion thereof as may be specified in the terms thereof) of and interest accrued on all Debt Securities then outstanding shall become due and payable immediately, without action by the Trustees or the holders of any such Debt Securities. (Senior and Subordinated Debt Indentures, Section 5.1). Upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on, or in respect of the conversion of, such Debt Securities) by the holders of a majority in principal amount of the outstanding Debt Securities of all such affected series (treated as one class) (Senior and Subordinated Debt Indentures, Sections 5.1 and 5.10).

     Each Indenture provides that the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, has no obligation to exercise any right or power granted it under such Indenture at the request of holders of Debt Securities unless the Trustee is indemnified by such holders. (Senior and Subordinated Debt Indentures, Section 6.2).
Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities of all affected series issued under such Indenture (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series. (Senior and Subordinated Debt Indentures, Section 5.9).

     Each Indenture provides that no holder of Debt Securities of any series issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal, premium (if any) or interest or to enforce conversion rights (if any)) unless (1) such holder previously shall have given to the Trustee written notice of default and continuance thereof, (2) the holders of not less than 25% in principal amount of the Debt Securities of all affected series issued under such Indenture (treated as one class) shall have made a written request upon the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, (3) the Trustee shall not have instituted such action within 60 days of such request and (4) the Trustee shall not have received directions inconsistent with such written request by the holders of a majority in principal amount of the outstanding Debt Securities of all affected series issued under such Indenture (treated as one class). (Senior and Subordinated Debt Indentures, Sections 5.6 and 5.9).

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Senior and Subordinated Debt Indentures, Section 3.5).

Defeasance

     Each Indenture provides that the Company may defease and be discharged from any and all obligations (except as otherwise described in (a) below) with respect to the Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on such Debt Securities. (Senior and Subordinated Debt Indentures, Section 10.1)


     In addition, each Indenture provides that with respect to each series of Debt Securities issued under such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities of such series (except for the obligations to register the transfer of or exchange or convert the Debt Securities of such series, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series and to hold moneys for payment in trust) or (b) to be released from the restrictions described under "Merger or Consolidation" and, to the extent specified in connection with the issuance of such series of Debt Securities, other covenants applicable to such series of Debt Securities, upon the deposit with the Trustee (or other qualifying trustee), as trust funds, of money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of such Indenture. (Senior and Subordinated Debt Indentures, Section 10.1)

     In the event of any "legal" defeasance of any series of Subordinated Debt Securities issued thereunder, the Subordinated Debt Indenture provides that holders of all outstanding Senior Indebtedness will receive written notice of such defeasance.

     The foregoing provisions relating to defeasance may be modified in connection with the issuance of any series of Debt Securities, and any such modification will be described in the accompanying Prospectus Supplement.

Modification of the Indenture

     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure such Debt Securities, (b) evidence the assumption by a successor entity of the obligations of the Company, (c) add covenants or Events of Default for the protection of the holders of any Debt Securities,
(d) establish the form or terms of such Debt Securities of any series, (e) evidence the acceptance of appointment by a successor trustee or (f) cure any ambiguity or correct any inconsistency in the Indenture, amend the Indenture in any other manner which the Company may deem necessary or desirable, if such action will not adversely affect the interests of the holders of Debt Securities issued thereunder. (Senior and Subordinated Debt Indentures,
Section 8.1).

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as a single class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the final maturity of any Debt Security, or reduce the principal amount thereof, or reduce or alter the method of computation of any amount payable in respect of interest thereon or extend the time for payment thereof, or reduce or alter the method of computation of any amount payable on redemption thereof or extend the time for payment thereof, or change the currency in which the principal thereof, premium, if any, or interest thereon is payable, or reduce the amount payable upon acceleration or alter certain provisions of the Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars, or impair the right to institute suit for the enforcement of any conversion or any payment on any Debt Security when due or materially and adversely affect any conversion rights, (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification. (Senior and Subordinated Debt Indentures, Section 8.2).

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

Concerning the Trustees

     The Chase Manhattan Bank, N.A. and Chemical Bank are two of a number of banks with which the Company maintains ordinary banking relationships and with which the Company maintains credit facilities.

                        DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Company's Preferred Stock contained in this Prospectus and the applicable Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the certificate of designations relating to the applicable series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at the time of issuance of such series of the Preferred Stock.

     The Company's Certificate of Incorporation authorizes the issuance of 2,000,000 shares of Preferred Stock, par value of $0.10 per share. The Company's Preferred Stock may be issued from time to time by the Board of Directors in one or more series, without stockholder approval. The Board of Directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of Preferred Stock that may be issued, and to fix the number of shares of each such series. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Special Stock (including Class A Common Stock) and Class B Common Stock or other series of Preferred Stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. The series of Preferred Stock that have been issued to date are the Step-Up Convertible Preferred Stock, of which 700,000 shares are currently outstanding and the Gold-Denominated Preferred Stock (as defined below) of which 515,279 shares are currently outstanding. See "--Step-Up Convertible Preferred Stock and--Gold-Denominated Preferred Stock."

General

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Preferred Stock of any series (to the extent such terms are applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, payment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) the currency or units based on or relating to currencies in which such Preferred Stock are denominated and/or in which payments will or may be payable; (viii) the methods by which amounts payable in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable, the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable;
(xi) and any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock offered hereby will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. All shares of Preferred Stock shall be of equal rank with each other, regardless of series.

     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

Dividends

     Holders of shares of Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates determined by the Board of Directors or a duly authorized committee thereof.

     Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates.

     Unless full cumulative dividends for all past dividend periods on all outstanding shares of cumulative Preferred Stock and any other series of capital stock of the Company ranking on a parity with the Preferred Stock have been paid, or declared and set apart for payment, the Company may not (i) declare, pay or set apart any amounts for dividends on, or make any other distribution in cash or other property in respect of, the Class A or Class B Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company (the Class A or Class B Common Stock and such other stock being referred to herein as "Junior Stock") other than a dividend payable solely in Junior Stock, (ii) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of a reclassification of Junior Stock, or the exchange or conversion of one Junior Stock for or into another Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, or (iii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock. If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of cumulative Preferred Stock and any other series of capital stock of the Company ranking on a parity with the Preferred Stock, the total available funds to be paid in partial dividends on such Preferred Stock and such other series shall be divided among the Preferred Stock and such other series in proportion to the aggregate amount of dividends accrued and unpaid with respect to such Preferred Stock and such other series. Accruals of dividends will not bear interest.

Convertibility and Exchangeability

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Preferred Stock or Special Stock (including Class A Common Stock) or other securities or rights of the Company (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) will be set forth in the Prospectus Supplement relating thereto.

Redemption

     The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the related Prospectus Supplement.

     If fewer than all of the outstanding shares of any series of Preferred Stock are to be redeemed, the number of shares of such series and the method of effecting such redemption, whether by lot or pro rata, will be as determined by the Company (with adjustment to avoid redemption of fractional shares).

Liquidation

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of any series of the Preferred Stock, together with any other Preferred Stock and any other series of capital stock of the Company ranking on a parity with such series of the Preferred Stock, will be entitled to receive out of the remaining net assets of the Company an amount per share as set forth in the related Prospectus Supplement plus accrued and unpaid dividends before any distribution is made or set apart for the holders of Junior Stock. If the amounts payable with respect to such Preferred Stock are not paid in full, the holders of such Preferred Stock and any stock of the Company on a parity with such Preferred Stock as to distribution of assets upon the liquidation, dissolution or winding up of the Company will have the right to share ratably in any distribution of the remaining assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of the remaining assets by the Company. A consolidation or merger of the Company with one or more corporations or the sale of all or substantially all of the assets of the Company will not be deemed to be a liquidation, dissolution or winding up of the Company.

Voting

     The Preferred Stock of a series will not be entitled to vote, except as provided below or in the applicable Prospectus Supplement and as required by applicable law. Unless otherwise indicated in the Prospectus Supplement relating to a series of Preferred Stock, each share of such series will be entitled to one vote on matters which holders of such series are entitled to vote. Unless otherwise specified in the related Prospectus Supplement, at any time dividends in an amount equal to six quarterly dividend payments on the Preferred Stock of such series shall have accrued and be unpaid, holders of such Preferred Stock shall have the right to a separate class vote together with the holders of shares of other series of stock of the Company ranking on a parity with such series of Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (such other series of stock being herein referred to as "Other Voting Stock") to elect two members to the Board of Directors until dividends on such Preferred Stock have been paid in full or declared and set apart in trust for payment. In such case, the Board of Directors will be increased by two directors, and the holders of Preferred Stock of such series (either alone or with the holders of Other Voting Stock) will have the exclusive right as members of such class, as outlined above, to elect two directors at the next annual meeting of stockholders. Additionally, without the affirmative vote of the holders of a majority of the shares of Preferred Stock of such series then outstanding, voting as a separate class, the Company may not (i) create, authorize or issue any series or class of stock ranking prior to the shares of Preferred Stock of such series with respect to dividends or distributions of assets upon liquidation, dissolution or winding up or (ii) change the rights, powers or preferences or qualifications, limitations or restrictions thereof with respect to the Preferred Stock of such series if such action would materially adversely affect such holders.

     As more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

No Other Rights

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, the Certificate of Incorporation or the applicable certificate of designations or as otherwise required by law.

Transfer Agent and Registrar

     The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

Step-Up Convertible Preferred Stock

     As of December 31, 1993, the Company had outstanding 700,000 shares of Step-Up Convertible Preferred Stock, par value $0.10 per share. The Step-Up Convertible Preferred Stock is represented by Depositary Shares, each of which represents 0.05 shares of such stock. The Step-Up Convertible Preferred Stock ranks, as to payment of dividends and distribution upon liquidation, pari passu with the Company's Special Preference Stock (as defined below) and Gold-Denominated Preferred Stock (as defined below) and senior to the Company's Class A Common Stock and Class B Common Stock.

     The Depositary Shares have a liquidation preference of $25.00 per share (equivalent to $500.00 per share of Step-Up Convertible Preferred Stock) and are convertible at the option of the holder at any time, unless previously redeemed, into approximately 0.826 shares of Class A Common Stock (equivalent to a conversion price of $30.28 per share of Class A Common Stock), subject to adjustment in certain circumstances. Dividends on the Step-Up Convertible Preferred Stock are cumulative and are payable quarterly commencing November 1, 1993 in an amount equivalent to $1.25 per annum per Depositary Share through August 1, 1996 and thereafter in an amount equivalent to $1.75 per annum per Depositary Share until redemption or conversion.

     The Depositary Shares are not redeemable prior to August 1, 1996. Thereafter and prior to August 1, 1999, the Depositary Shares are redeemable at the option of the Company, in whole or in part, for such number of shares of Class A Common Stock as are issuable at a conversion rate of approximately
0.826 shares of Class A Common Stock for each Depositary Share, subject to adjustment in certain circumstances. The Company may exercise this option only if the trading prices of the Class A Common Stock as measured for a specified number of trading days prior to public notice of the redemption have exceeded $38.44 per share, subject to adjustment in certain circumstances. On and after August 1, 1999, the Depositary Shares are redeemable, in whole or in part, at the option of the Company, at a redemption price of $25.00 per Depositary Share plus accrued and unpaid dividends. The Company may, at its option, subject to certain exceptions, pay the redemption price in cash, Class A Common Stock or any combination thereof.

     The Step-Up Convertible Preferred Stock has limited voting rights triggered by the failure of the Company to pay dividends in an amount equal to six full quarterly dividends or by the Company's proposed amendment to its Certificate of Incorporation so as to adversely affect the rights of holders of Step-Up Convertible Preferred Stock. Voting rights are not triggered upon amendment to the Certificate of Incorporation to authorize other series of stock of the Company ranking on a parity with or junior to the Step-Up Convertible Preferred Stock as to dividends or rights upon liquidation.

Gold-Denominated Preferred Stock

     As of December 31, 1993, FCX had outstanding 300,000 shares of Gold-Denominated Preferred Stock (referred to herein as "Series I") and on January 21, 1994 FCX issued 215,279 shares of Gold-Denominated Preferred Stock, Series II (collectively, "Gold-Denominated Preferred Stock"). The Gold-Denominated Preferred Stock is represented by Depositary Shares, each of which represents 0.05 shares of such stock. The Gold-Denominated Preferred Stock ranks, as to the payment of dividends and distribution upon liquidation pari passu with the Special Preference Stock and the Step-Up Convertible Preferred Stock and senior to FCX's Class A and Class B Common Stock.

     The Depositary Shares have a liquidation preference equal to the dollar equivalent value of 0.10 ounces of gold per Depositary Share plus accrued and unpaid dividends. Dividends on the Gold-Denominated Preferred Stock are cumulative and are payable quarterly, in the case of Gold-Denominated Preferred Stock, Series I, commencing November 1, 1993 in an amount equal to the dollar equivalent value of 0.000875 ounces of gold per Depositary Share per quarter, and, in the case of Gold-Denominated Preferred Stock, Series II, commencing May 1, 1994 in an amount equal to the dollar equivalent value of
0.0008125 ounces of gold per Depositary Share per quarter.

     The Depositary Shares are subject to mandatory redemption, out of funds legally available therefor, on August 1, 2003 and on February 1, 2006, respectively, at an amount equal to the dollar equivalent value of 0.10 ounces of gold per Depositary Share plus accrued and unpaid dividends. The Depositary Shares are not subject to redemption at the option of FCX, except in limited circumstances. FCX does not have the right to make any mandatory or optional redemption of any Depositary Shares unless full cumulative dividends for all past dividend periods shall have been paid or declared and set aside for payment upon all Depositary Shares and all other outstanding shares of stock of FCX ranking, as to dividends, on a parity with the Depositary Shares. For purposes of this discussion, the "dollar equivalent value" of a specified number of ounces of gold means that number of ounces multiplied by a reference price determined by taking the average of the London P.M. gold fixing price for an ounce of gold on a specified number of days prior to the date of determination.

     The Gold-Denominated Preferred Stock has limited voting rights triggered by the failure of FCX to pay dividends in an amount equal to six full quarterly dividends or by any amendment to FCX's Certificate of Incorporation that would adversely affect the rights of holders of Gold-Denominated Preferred Stock or create, authorize or issue any series or class of stock ranking senior to the shares of Gold-Denominated Preferred Stock with respect to dividends or distribution of assets upon liquidation, dissolution or winding up of FCX. Voting rights are not triggered upon amendment to the Certificate of Incorporation to authorize other series of stock of FCX ranking on a parity with or junior to the Gold-Denominated Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up.

             DESCRIPTION OF SPECIAL STOCK AND CLASS B COMMON STOCK

     Special Stock (including Class A Common Stock) of the Company is offered hereby only in connection with the conversion or exchange of Debt Securities or Preferred Stock or upon the exercise of Warrants offered hereby. The Board of Directors has the power to fix various terms with respect to each series of Special Stock, including voting powers, designations, preferences and other rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions.

Class A Common Stock and Class B Common Stock

     All authorized shares of Class B Common Stock are held by FTX. All outstanding shares of Class A Common Stock are publicly held (except for 2,145,200 such shares which are held by FTX as of April 28, 1994). The Class A Common Stock is listed on the New York Stock Exchange; the Class B Common Stock is not listed on any securities exchange. On May 1, 1993, all provisions of Class A Common Stock that varied from those of Class B Common Stock ceased to have effect.

     Each outstanding share of Class A Common Stock and Class B Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The Class A Common Stock and the Class B Common Stock vote as a single class.

     The holders of outstanding shares of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such equal per share amounts as the Board of Directors may from time to time determine, and upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to receive on an equal per share basis the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and payment of dividends and liquidation preferences in respect of any other stock of the Company ranking senior to Class A Common Stock and Class B Common Stock as to such payments. The shares of Class A Common Stock and Class B Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. The outstanding shares of Class A Common Stock and Class B Common Stock are, and the shares of Class A Common Stock to be offered pursuant to any Prospectus Supplement hereto will be, validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the Class A Common Stock is Mellon Securities Trust Company.

Special Preference Stock

     As of December 31, 1993, the Company had outstanding 26,400,000 shares of 7% Convertible Exchangeable Special Preference Stock, par value $0.10 per share (the "Special Preference Stock"), a series of Special Stock. The Special Preference Stock is represented by depositary shares, each of which represents 2 16/17 shares of Special Preference Stock. The Special Preference Stock is redeemable at the option of the Company, in whole or in part, at prices declining to $25 per depositary share, commencing on August 1, 1995. The Special Preference Stock ranks, as to payments of dividends and distributions upon liquidation, pari passu with the Step-Up Convertible Preferred Stock and the Gold-Denominated Preferred Stock and prior to Class A and Class B Common Stock. Holders of shares of Special Preference Stock will be entitled to receive cumulative cash dividends at an annual rate equivalent to $0.595 per share ($1.75 per Depositary Share) when and as and if declared by the Board of Directors of the Company, which dividends are payable quarterly. After full cumulative dividends on Special Preference Stock for all past and current quarterly dividend periods have been paid in full, the Special Preference Stock will not be entitled to participate with the Class A and Class B Common Stock in any further distributions by the Company (except upon liquidation, dissolution or winding up of the Company). In the event of any such liquidation, dissolution or winding up, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Special Preference Stock will be entitled to receive out of the remaining net assets of the Company $8.50 per share ($25 per Depositary Share) in cash plus accrued and unpaid dividends before any distribution is made or set apart for the holders of the Class A and Class B Common Stock or any other stock of the Company ranking junior to the Special Preference Stock as to dividends or distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company.

     Each depositary share representing Special Preference Stock is convertible at the option of the holder at any time, unless previously redeemed, into approximately 1.009 shares of Class A Common Stock (equivalent to a conversion price of $24.77 per share of Class A Common Stock), subject to adjustment in certain circumstances. The depositary shares are exchangeable in whole at the option of the Company on any quarterly dividend payment date, commencing August 1, 1994, for the Company's 7% Convertible Subordinated Debentures due 2007 (the "Debentures") at a rate of $25.00 principal amount of Debentures for each depositary share. The Debentures, if issued, will be convertible at the option of the holder at any time, unless previously redeemed, into Class A Common Stock at the conversion price for depositary shares for which the Debentures have previously been exchanged, subject to adjustments in certain circumstances.

     The Special Preference Stock has limited voting rights triggered by the failure of the Company to pay dividends in an amount equal to six full quarterly dividends or by the Company's proposed amendment to its Certificate of Incorporation so as to adversely affect the rights of holders of Special Preference Stock. Voting rights are not triggered upon amendment to the Certificate of Incorporation to authorize other series of stock of the Company, whether ranking senior to, on a parity with or junior to the Special Preference Stock as to dividends or rights upon liquidation.

                       DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock or Special Stock which will be filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

General

     The Company may, at its option, elect to have shares of Preferred Stock or Special Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock or Special Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable interest in the number of shares of Preferred Stock or Special Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock or Special Stock underlying such Depositary Share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock or Special Stock described in the applicable Prospectus Supplement.

     Unless otherwise specified in the Prospectus Supplement, a holder of Depositary Shares is not entitled to receive the shares of Preferred Stock or Special Stock underlying the Depositary Shares.

Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock or Special Stock to the record holders of Depositary Shares representing such Preferred Stock or Special Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto or the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement also contains provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of Preferred Stock or Special Stock shall be made available to holders of Depositary Shares.

Conversion and Exchange

     If any Preferred Stock or Special Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares into other securities of the Company or rights or payments (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) pursuant to the terms thereof.

Redemption of Depositary Shares

     If Preferred Stock or Special Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of the Preferred Stock or Special Stock held by the Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock or Special Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock or Special Stock from the Depositary, the Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock or Special Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by the Company with the Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

Voting

     Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of Preferred Stock or Special Stock underlying the Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice to the record holders of the Depositary Shares relating to such Preferred Stock or Special Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock or Special Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock or Special Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock or Special Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

Amendment of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding.

Charges of Depositary

     The Company will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock or Special Stock and any exchange or redemption of the Preferred Stock or Special Stock. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous

     The Company, or at the option of the Company, the Depositary, will forward to the holders of Depositary Shares all reports and communications from the Company which the Company is required to furnish to the holders of Preferred Stock or Special Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Share or Preferred Stock or Special Stock unless satisfactory indemnity has been furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock or Special Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary will be appointed by the Company within 60 days after delivery of the notice of resignation or removal. The Deposit Agreement may be terminated at the direction of the Company or by the Depositary if a period of 90 days shall have expired after the Depositary has delivered to the Company written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the Deposit Agreement, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except that the Depositary will continue to deliver Preferred Stock or Special Stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. Upon request of the Company, the Depositary shall deliver all books, records, certificates evidencing Preferred Stock or Special Stock, Depositary Receipts and other documents relating to the subject matter of the Deposit Agreement to the Company.

                            DESCRIPTION OF WARRANTS
General

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as other types of Warrants. Warrants may be issued independently or together with any Debt Securities or Preferred Stock and may be attached to or separate from such Debt Securities or Preferred Stock. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.

Debt Warrants

     The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued;
(4) the currency or currencies, including composite currencies, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (6) the price at which and currency or currencies, including composite currencies, in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (7) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (8) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (9) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security or Preferred Stock; (10) if applicable, the date on and after which such Debt Warrants and the related Debt Securities or Preferred Stock will be separately transferable; (11) information with respect to book-entry procedures, if any; (12) if applicable, a discussion of certain United States Federal income tax considerations; and (13) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

Other Warrants

     The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (5) the securities, which may include Preferred Stock or Special Stock (including Class A Common Stock) or other rights (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices), purchasable upon exercise of such Warrants; (6) the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Warrants may be purchased; (7) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (8) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (9) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which such Warrants are issued and the number of such Warrants issued with each such Debt Security or share of Preferred Stock; (10) if applicable, the date on and after which such Warrants and the related Debt Securities or Preferred Stock will be separately transferable; (11) information with respect to book-entry
procedures, if any;   (12) if applicable, a discussion of certain United
States Federal income tax considerations; and (13) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

             LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES AND
                             BEARER DEBT WARRANTS

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Debt Securities that are Bearer Securities (including Bearer Securities in global form) and Debt Warrants that are Bearer Warrants will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons (as defined below), except as otherwise permitted by United States Treasury Regulations Section 1.163-5(c)(2)(i)(D). Any underwriters, agents and dealers participating in the offerings of such Bearer Securities or such Bearer Warrants, directly or indirectly, must agree that (i) they will not, in connection with the original issuance of any such Bearer Securities or during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Securities, offer, sell, resell or deliver, directly or indirectly, any such Bearer Securities in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above) and (ii) they will not, at any time, offer, sell, resell or deliver, directly or indirectly, any such Bearer Warrants in the United States or its possessions or to United States persons (other than as permitted by the applicable Treasury Regulations described above). In addition, any such underwriters, agents and dealers must have procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling such Bearer Securities or such Bearer Warrants are aware of the above restrictions on the offering, sale, resale or delivery of such Bearer Securities or such Bearer Warrants. Moreover, such Bearer Securities (other than temporary global Debt Securities) and any coupons appertaining thereto will not be delivered in definitive form unless the Company has received a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date (i) such Bearer Security is owned by a person that is not a United States person or, if such person is a United States person, that it is a financial institution (as defined in United States Treasury Regulations
Section 1.165-12(c)(1)(v)) purchasing for its own account or the account of a customer, or (ii) such Bearer Security is owned by a financial institution (described above) for purposes of resale during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Security and has not been acquired for the purposes of resale directly or indirectly within the United States or to United States persons (other than as permitted by the applicable Treasury Regulations described above). Such Bearer Warrants will not be issued in definitive form.

     Such Bearer Securities (other than temporary global Debt Securities) and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a United States financial institution described above or a United States person holding through such a financial institution) who holds such Bearer Security or coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                             PLAN OF DISTRIBUTION

     The Company may sell the Securities being offered hereby in four ways:
(i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to other purchasers, or any combination of the foregoing.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as the term is defined in the Securities Act, involved in the offer or sale of any Securities will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement relating to such Securities. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its
appointment.   Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If any underwriters are utilized in the sale of any Securities, the Company will enter into an underwriting agreement with such underwriters at the time of such sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement relating to such Securities, which will be used by the underwriters to make resales of such Securities. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If a dealer is utilized in the sale of any Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase any Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by Davis Polk & Wardwell.

                                    EXPERTS


     The audited financial statements and schedules of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Arthur Andersen & Co., independent public accountants as indicated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Future audited financial statements and schedules of the Company and the reports thereon of the Company's independent public accountants also will be incorporated by reference in this Prospectus in reliance upon the authority of those accountants as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.



                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution*

     The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.



          Registration fee.......................  $120,691
          Blue Sky fees and expenses.............    30,000
          Rating agency fees.....................    50,000
          Printing expenses......................    25,000
          Legal fees and expenses................   100,000
          Accounting fees and expenses...........    25,000
          Trustees' fees and expenses............    10,000
          Listing................................    20,000
          Miscellaneous..........................    19,309
          Total..................................  --------
                                                   $400,000
                                                   ========

- ----------
   * All amounts are estimated except for the Commission registration fee.

Item 15.  Indemnification of Officers and Directors

     Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Article XXV of the Company's By-Laws and Article NINTH of the Company's Certificate of Incorporation provide that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorney's fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article XXV and Article NINTH, as the case may be, are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

     Article NINTH of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or
(d) for transactions from which directors derive improper personal benefit.

     The Company has an insurance policy insuring the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits


   4.a    --Form of Senior Indenture dated as of ________ __, 1993 between the
            Company and The Chase Manhattan Bank, N.A., Trustee. Incorporated by reference to Exhibit 4-a of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.b    --Form of Subordinated Indenture dated as of ________ __, 1993 between the Company and Chemical Bank, Trustee. Incorporated by reference to Exhibit 4-b of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.c    --Form of Senior Note. Incorporated by reference to Exhibit 4-c of
            FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.d    --Form of Senior Debenture. Incorporated by reference to Exhibit 4-d of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.e    --Form of Subordinated Note. Incorporated by reference to Exhibit
            4-e of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.f    --Form of Subordinated Debenture. Incorporated by reference to
            Exhibit 4-f of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.g    --Form of Debt Warrant Agreement. Incorporated by reference to
            Exhibit 4-g of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.h    --Composite Copy of the Certificate of Incorporation of the Company,
            as amended.*

   4.i    --Form of Certificate of Designations relating to the Preferred
            Stock. Incorporated by reference to Exhibit 4-i of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.j    --Form of Stock Certificate for the Class A Common Stock.
            Incorporated by reference to Exhibit 7 to the Registration Statement on Form 8-A of Freeport-McMoRan Copper Company, Inc. dated April 28, 1988 (SEC File No. 1-9916).*

   4.k    --Form of Deposit Agreement. Incorporated by reference to Exhibit
            4-k of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.l    --Form of Depositary Receipt. Incorporated by reference to Exhibit
            4-l of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

   4.m    --By-Laws of the Company, as amended. Incorporated by reference to
            Exhibit 10.3 of the Annual Report on Form 10-K of FCX for the fiscal year ended December 31, 1992.*

   5      --Opinion of Davis Polk & Wardwell, as to the legality of the
            Securities to be issued.

  12      --Computation of Ratio of Earnings to Fixed Charges.

  24.a    --Consent of Arthur Andersen & Co.

  24.b    --Consent of Davis Polk & Wardwell included as part of Exhibit 5.

  25      --Powers of Attorney.*

  26.a    --Statement of Eligibility of The Chase Manhattan Bank, N.A.,
            Trustee.

  26.b    --Statement of Eligibility of Chemical Bank, Trustee.


- ---------------
   * Previously filed.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for the filing of Form S-3 and has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans and the State of Louisiana, on the 29th day of April, 1994.


                                        FREEPORT-McMoRan COPPER & GOLD INC.


                                        By:     /s/ JAMES R. MOFFETT
                                           -------------------------------
                                                  James R. Moffett
                                                Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed below by the following persons in the capacities indicated on the 29th day of April, 1994:


          Signature                                  Title
          ---------                                  -----

    /s/ JAMES R. MOFFETT                     Chairman of the Board
    ----------------------                        and Director
        James R. Moffett


              *                             President, Chief Executive
    ----------------------                      Officer and Director
      George A. Mealey                     (Principal Executive Officer)


              *                                   Vice President
    ----------------------                 (Principal Financial Officer)
      Stephen M. Jones


              *                                      Controller
    ----------------------                (Principal Accounting Officer)
     C. Donald Whitmire


              *                                       Director
    ----------------------
      Leland O. Erdahl


              *                                       Director
    ----------------------
       Ronald Grossman


              *                                       Director
    ----------------------
      Rene L. Latiolais


              *                                       Director
    ----------------------
     Wolfgang F. Siegel


              *                                       Director
    ----------------------
       Elwin E. Smith


              *                                       Director
    ----------------------
         Eiji Umene


*By: /s/ JAMES R. MOFFETT
    ----------------------
         James R. Moffett

 (Attorney-in-fact pursuant to powers
of attorney which are filed as Exhibits
  to this Registration Statement)


                                 EXHIBIT INDEX


Exhibit                                                             Sequential
  No.                             Description                        Page No.
- -------                           -----------                       ----------


  4.a      --Form of Senior Indenture dated as of ________ __, 1993
             between the Company and The Chase Manhattan Bank, N.A., Trustee. Incorporated by reference to Exhibit 4-a of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.b      --Form of Subordinated Indenture dated as of ________ __,
             1993 between the Company and Chemical Bank, Trustee. Incorporated by reference to Exhibit 4-b of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.c      --Form of Senior Note. Incorporated by reference to Exhibit
             4-c of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.d      --Form of Senior Debenture. Incorporated by reference to
             Exhibit 4-d of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.e      --Form of Subordinated Note. Incorporated by reference to
             Exhibit 4-e of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.f      --Form of Subordinated Debenture. Incorporated by reference to Exhibit 4-f of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.g      --Form of Debt Warrant Agreement. Incorporated by reference to Exhibit 4-g of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.h      --Composite Copy of the Certificate of Incorporation of the
             Company, as amended.*

  4.i      --Form of Certificate of Designations relating to the
             Preferred Stock. Incorporated by reference to Exhibit 4-i of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.j      --Form of Stock Certificate for the Class A Common Stock.
             Incorporated by reference to Exhibit 7 to the Registration Statement on Form 8-A of Freeport-McMoRan Copper Company, Inc. dated April 28, 1988 (SEC File No. 1-9916).*

  4.k      --Form of Deposit Agreement. Incorporated by reference to
             Exhibit 4-k of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.l      --Form of Depositary Receipt. Incorporated by reference to
             Exhibit 4-k of FCX's Registration Statement on Form S-3, as amended, as filed with the Commission on July 21st, 1993 (Registration No. 33-63376).*

  4.m      --By-Laws of the Company, as amended.  Incorporated by
             reference to Exhibit 10.3 of the Annual Report on Form 10-K of FCX for the fiscal year ended December 31, 1992.*

  5        --Opinion of Davis Polk & Wardwell, as to the legality of
             the Securities to be issued.

  12       --Computation of Ratio of Earnings to Fixed Charges.

  24.a     --Consent of Arthur Andersen & Co.

  24.b     --Consent of Davis Polk & Wardwell included as part of
             Exhibit 5.

  25       --Powers of Attorney.*

  26.a     --Statement of Eligibility of The Chase Manhattan Bank,
             N.A., Trustee.

  26.b     --Statement of Eligibility of Chemical Bank, Trustee.

- ----------------
  * Previously filed.